Exhibit 99.1

Press Release

Safehold Reports Second Quarter 2023 Results

NEW YORK, August 1, 2023

Safehold Inc. (NYSE: SAFE) reported results for the second quarter 2023.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investors” section.

Highlights from the earnings announcement include:

—	Q2‘23 revenue was $85.7 million
—	Q2‘23 net income attributable to common shareholders was $22.1 million, or $22.6 million excluding merger and Caret related costs[1]
—	Q2‘23 earnings per share was $0.35
—	Closed $129 million[2] of new originations in Q2’23, bringing total aggregate portfolio to $6.3 billion
—	UCA grew by an estimated $121 million in Q2‘23, bringing total UCA to an estimated $10.1 billion[3]

“We are pleased with transaction activity picking up during the quarter,” said Jay Sugarman, Chairman and Chief Executive Officer. “We remain focused on pursuing opportunities as market conditions improve.”

The Company will host an earnings conference call reviewing this presentation beginning at 5:00 p.m. ET. This conference call will be broadcast live and can be accessed by all

1 Merger and Caret related costs were $0.4m primarily related to legal, tax and accounting. All numbers net of impact attributable to noncontrolling interests. There were no non-recurring gains during this period.

2 Gross of joint venture partner’s commitment. Investments in Q2’23 include $91m of new forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

3 For more information on UCA, including additional limitations and qualifications, please refer to our Current Report on Form 8-K filed with the SEC on August 1, 2023 and “Risk Factors” filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on April 4, 2023, as updated from time to time in our subsequent periodic reports, filed with the SEC.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	877.545.0523
International:	973.528.0016
Access Code:	445276

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 8:00 p.m. ET on August 1, 2023 through 12:00 a.m. ET on August 15, 2023 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	48759

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About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com